AMENDED AND RESTATED BYLAWS
OF
AARON’S, INC.

(giving effect to all amendments through March 19, 2020)

ARTICLE I
OFFICES

Section 1. Registered Office. The registered office shall be in the State of Georgia, County of Fulton.

Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Georgia as the board of directors may from time to time determine and the business of the corporation may require or make desirable.

ARTICLE II
SHAREHOLDERS MEETINGS

Section 1. Annual Meetings. The annual meeting of shareholders of the corporation shall be held at the principal office of the corporation or at such other place in the United States as may be determined by the board of directors, at 10:00 a.m. on the last business day of the fifth month following the close of each fiscal year or at such other time and date following the close of the fiscal year as shall be determined by the board of directors, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting.

Section 2. Special Meetings.

(a) Special meetings of shareholders of one or more classes or series of the corporation’s shares shall be called by the chief executive officer or the secretary (i) when so directed by the chairman or by a majority of the entire board of directors; or (ii) upon the demand of holders of at least twenty-five percent (25%) of all votes entitled to be cast on each issue to be considered at a proposed special meeting of shareholders. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting given in accordance with Section 3 (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business).

(b) Promptly after the date of receipt of written shareholder demands (the “Demand Date”) purporting to comply with the provisions of the Georgia Business Corporation Code, as amended from time to time (the “Code”), and these bylaws, the chief executive officer or the secretary of the corporation shall determine the validity of the demand. If the demand is valid, the chief executive officer or the secretary of the corporation shall call a special shareholders meeting by mailing notice within 20 days of the Demand Date.

(c) The time, date and place of any special shareholders meeting shall be determined by the board of directors and shall be set forth in the notice of meeting.

Section 3. Participation in Meetings by Remote Communication. The board of directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Code and any other applicable law for the participation by shareholders and proxyholders in a meeting of shareholders by means of remote communications, and may determine that any meeting of shareholders will not be held at any place but will be held solely by means of remote communication. Shareholders and proxyholders complying with such procedures and guidelines and otherwise entitled to vote at a meeting of shareholders shall be deemed present in person and entitled to vote at a meeting of shareholders, whether such meeting is to be held at a designated place or solely by means of remote communication.

Section 4. Notice of Meetings. Written notice of every meeting of shareholders, stating the place, date and hour of the meeting (and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting), shall be given personally or by mail to each shareholder of record not less than 10 nor more than 60 days before the date of the meeting. Such notice may be given in any manner permitted by, and shall be deemed to be effectively given at the times as provided in, the Georgia Business Corporation Code. A shareholder’s attendance at a meeting waives objection to lack of notice or defective notice of such meeting, unless the shareholder at the beginning of the meeting objects to the holding of the meeting or transacting business at the meeting, and waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented. A shareholder may waive notice of a meeting before or after the date and time stated in the notice, which waiver must be in writing, signed by the shareholder entitled to such notice and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Section 5. Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders except as otherwise provided by statute, by the articles of incorporation, or by these bylaws. If a quorum is not present or represented at any meeting of shareholders, a majority of the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting (and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting) shall be given to each shareholder of record entitled to vote at the meeting.

Section 6. Voting. When a quorum is present at any meeting, action on a matter brought before such meeting is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the matter is one upon which by express provision of law, these bylaws or of the articles of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of the question. Each shareholder shall at every meeting of shareholders be entitled to one vote, in person or by proxy, for each share of the capital stock having voting power registered in his or her name on the books of the corporation, but no proxy shall be voted or acted upon after 11 months from its date, unless otherwise provided in the proxy.

Section 7. Shareholder Proposals.

(a) No shareholder proposal or resolution (each a “Shareholder Proposal”), whether purporting to be binding or nonbinding on the corporation or its board of directors, shall be considered at any annual or special meeting of shareholders unless:

(i)	If such Shareholder Proposal relates solely to the nomination and election of directors, it satisfies the requirements of Article III, Section 3; or

(ii)
With respect to any Shareholder Proposal to be considered at a special shareholders meeting called pursuant to Article II, Section 2, subsection (a)(i), the shareholder(s) proposing to make such Shareholder Proposal provided the information set forth in subsection (b) of this Section 7 to the board of directors within 14 days after the date of the notice calling such special shareholders meeting (or if less than 21 days notice of the meeting is given to shareholders, such information was delivered to the president not later than the close of the seventh day following the date on which the notice of the shareholders’ meeting was mailed); or

(iii)
With respect to any Shareholder Proposal to be considered at a special shareholders meeting called pursuant to Article II, Section 2, subsection (a)(ii), the shareholder(s) proposing to make such Shareholder Proposal provided the information set forth in subsection (b) of this Section 7 to the board of directors concurrently with the filing of the initial demand by shareholders relating to such special shareholders meeting; or

(iv)
With respect to any Shareholder Proposal to be considered at any regular meeting of shareholders, other than as described in clause (i) hereof, the shareholder(s) proposing to make such Shareholder Proposal provided the information set forth in subsection (b) of this Section 7 to the board of directors between 90 to 120 days prior to the regular meeting at which they wish the Shareholder Proposal to be considered. For the purposes of determining whether information was provided at the times or within the specified periods, the date of the applicable meeting shall be as set forth in the notice of meeting given by the corporation, and such times and periods will be determined without regard to any postponements, deferrals or adjournments of such meeting to a later date.

(b) The following information must be provided to the board of directors, within or at the times specified in subsection (a) above, in order for the Shareholder Proposal to be considered at the applicable shareholders meeting:

(i)	The Shareholder Proposal, as it will be proposed, in full text and in writing;

(ii)	The purpose(s) for which the Shareholder Proposal is desired and the specific meeting at which such proposal is proposed to be considered;

(iii)
The name(s), address(es), and number of shares held of record by the shareholder(s) making such Shareholder Proposal (or owned beneficially and represented by a nominee certificate on file with the corporation);

(iv)	The number of shares that have been solicited with regard to the Shareholder Proposal and the number of shares the holders of which have agreed (in writing or otherwise) to vote in any specific fashion on said Shareholder Proposal; and

(v)	A written statement by said shareholder(s) that they intend to continue ownership of such voting shares through the date of the meeting at which said Shareholder Proposal is proposed to be considered.

(c) Failure to fully comply with the provisions of this Section 7 shall bar discussion of and voting on the Shareholder Proposal at the applicable regular or special shareholders meeting. Any Shareholder Proposal that does not comply with the requirements of this Section 7 shall be disregarded by the chairman of the meeting, and any votes cast in support of the Shareholder Proposal, unless the Shareholder Proposal has been validly submitted by another shareholder, shall be disregarded by the chairman of such meeting.

(d) The provisions of this Section 7 shall be read in accordance with and so as not to conflict with the rules and regulations promulgated by the Securities and Exchange Commission and any stock exchange or quotation system upon which the corporation’s shares are traded. Nothing in these bylaws shall be deemed to require the consideration at any meeting of shareholders of any Shareholder Proposal that, pursuant to law, the corporation may refuse to permit consideration thereof.

Section 8. Consent of Shareholders. Any action required or permitted to be taken at any meeting of shareholders may be taken without a meeting if all of the shareholders consent thereto in writing, setting forth the action so taken. Such consent shall have the same force and effect as a unanimous vote of shareholders.

Section 9. List of Shareholders; Inspection of Records.

(a) The corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving their names and addresses and the number, class and series, if any, of the shares held by each. The officer who has charge of the stock transfer books of the corporation shall prepare and make, before every meeting of shareholders or any adjournment thereof, a complete list of the shareholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number and class and series, if any, of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder during the whole time of the meeting for the purposes thereof. The said list may be the corporation’s regular record of shareholders if it is arranged in alphabetical order or contains an alphabetical index.

(b) Shareholders are entitled to inspect the corporate records as and to the extent provided by the Code; provided, however, that only shareholders owning more than two percent (2%) of the outstanding shares of any class of the corporation’s stock shall be entitled to inspect (1) the minutes from any board, board committee or shareholders meeting (including any records of action taken thereby without a meeting); (2) the accounting records of the corporation; or (3) any record of the shareholders of the corporation.
ARTICLE III
DIRECTORS

Section 1. Powers. Except as otherwise provided by any legal agreement among shareholders, the property, affairs and business of the corporation shall be managed and directed by its board of directors, which may exercise all powers of the corporation and do all lawful acts and things which are not by law, by any legal agreement among shareholders, by the articles of incorporation or by these bylaws directed or required to be exercised or done by the shareholders.

One member of the board of directors shall be selected by the board to serve as chairman. The chairman shall preside at all meetings of shareholders and the board and shall have such other powers and duties as may be assigned by the board of directors and as otherwise may be set forth herein. Except where by law the signature of the chief executive officer is required, the chairman shall possess the same power as the chief executive officer to sign all certificates representing shares of the corporation and all bonds, mortgages and other contracts requiring a seal, under the seal of the corporation.

Section 2. Number, Election and Term. The number of directors which shall constitute the whole board shall be at least 3; the exact number to be fixed from time to time by resolution of the board of directors, but no decrease shall have the effect of shortening the term of an incumbent director. Commencing at the annual meeting of shareholders to be held during the fiscal year ending December 31, 2014, and at each annual meeting of shareholders thereafter, directors will be elected for a term of office to expire at the next succeeding annual meeting of shareholders. Each director whose term does not expire at the annual meeting of shareholders to be held during the fiscal year ending December 31, 2014, will hold office until the annual meeting of shareholders for the fiscal year in which such director’s term expires. Each director shall hold office until the expiration of his or her respective term of office and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. The directors shall be elected by a majority of the votes cast at the annual meeting of shareholders at which a quorum is present; provided, however that directors shall be elected by a plurality of the votes cast at such meeting for which (a)

the president receives a notice that a shareholder has nominated a candidate for election to the board of directors in compliance with the advance notice requirements for shareholder nominees for director set forth in Article III, Section 3; and (b) such nomination has not been withdrawn by such shareholder on or prior to the tenth (10th) day preceding the date that the corporation first mails its notice of meeting for such meeting to the shareholders. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. The following shall not be a vote cast: (1) a share otherwise present at the meeting but for which there is an abstention and (2) a share otherwise present at the meeting as to which a shareholder gives no authority or discretion, including “broker nonvotes.”

In the event an incumbent director fails to receive a majority of the votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality of the votes cast), the incumbent director shall promptly tender his or her resignation to the board of directors. The Nominating and Corporate Governance Committee of the board of directors will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors, taking into account the recommendation of the Nominating and Corporate Governance Committee, will determine whether to accept or reject such resignation, or what other action should be taken, within 100 days from the date of the certification of election results. Directors shall be natural persons who have attained the age of 18 years, but need not be residents of the State of Georgia.

Section 3. Nominations.

(a) If any shareholder intends to nominate or cause to be nominated any candidate for election to the board of directors (other than any candidate to be sponsored by and proposed at the instance of the management), such shareholder shall notify the president by first class registered mail sent not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later on the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation). Such notification shall contain the following information with respect to each nominee, to the extent known to the shareholder giving such notification:

(i)	Name, address and principal present occupation;

(ii)	To the knowledge of the shareholder who proposed to make such nomination, the total number of shares that may be voted for such proposed nominee;

(iii)	The names and address of the shareholders who propose to make such nomination, and the number of shares of the corporation owned by each of such shareholders; and

(iv)
The following additional information with respect to each nominee: age, past employment, education, beneficial ownership of shares in the corporation, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholder(s) (and their relatives, subsidiaries and affiliates) intending to make such nomination, past and present relationships or dealings with the corporation or any of its subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing the affairs of the corporation (including, without limitation, any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization involving the corporation, and any proposed dissolution or liquidation of the corporation), such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected and all additional information relating to such person that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under (the “Exchange Act”), in connection with any acquisition of shares by such nominee or in connection with the solicitation of proxies by such nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act

(b) Any nominations not in accordance with the provisions of this Section 3 may be disregarded by the chairman of the meeting, and upon instruction by the chairman, votes cast for each such nominee shall be disregarded. In the event, however, that a person should be nominated by more than one shareholder, and if one such nomination complies with the provisions of this Section 3, such nomination shall be honored, and all shares voted for such nominee shall be counted.

Section 4. Vacancies. All vacancies, including vacancies resulting from any increase in the number of directors, shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then vacancies shall be filled through election by the shareholders. Any director elected to fill a vacancy shall serve the unexpired term of his or her predecessor and until his or her successor is duly elected and qualified; provided that any director filling a vacancy by reason of an increase in the number of directors, where such vacancy is filled by the directors, shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Section 5. Meetings and Notice. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Georgia. Regular meetings of the board of directors may be held without notice at such time and place as shall from time to time be determined by resolution of the board. Special meetings of the board may be called by the chairman of the board or chief executive officer or by any two directors on one day’s oral, telegraphic or written notice duly given or served on each director personally, or three days’ notice deposited, first class postage prepaid, in the United States mail. Such notice shall state a reasonable time, date and place of meeting, but the purpose need not be stated therein. A director may waive any notice required by the Code, the articles of incorporation, or these bylaws before or after the date and time of the matter to which the notice relates, by a written waiver signed by the director and delivered to the corporation for inclusion in the minutes or filing with the corporate records. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of all objections to the place and time of the meeting, or the manner in which it has been called or convened except when the director states, at the beginning of the meeting, any such objection or objections to the transaction of business.

Section 6. Quorum. At all meetings of the board a majority of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board, except as may be otherwise specifically provided by law, by the articles of incorporation, or by these bylaws. If a quorum shall not be present at any meeting of the board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7. Conference Telephone Meeting. Unless the articles of incorporation or these bylaws otherwise provide, members of the board of directors, or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person.

Section 8. Consent of Directors. Unless otherwise restricted by the articles of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, setting forth the action so taken, and the writing or writings are delivered to the corporation for inclusion in the minutes or filing with the corporate records. Such consent shall have the same force and effect as a unanimous vote of the board.

Section 9. Committees. The board of directors may, by resolution passed by a majority of the whole board, designate from among its members one or more committees, each committee to consist of two or more directors. The board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of such committee. Any such committee, to the extent provided in the resolution, shall have and may exercise all of the authority of the board of directors in the management of the business and affairs of the corporation except that it shall have no authority with respect to (1) amending the articles of incorporation or these bylaws; (2) adopting a plan of merger or consolidation; (3) the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation; (4) a voluntary dissolution of the corporation or a revocation thereof; and (5) any other action limited by law. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. A majority of each committee may determine its action and may fix the time and place of its meetings, unless otherwise provided by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 10. Removal of Directors. At any shareholders meeting with respect to which notice of such purpose has been given, any director may be removed from office, with cause, by the vote of shareholders representing a majority of the issued and outstanding capital stock entitled to vote for the election of directors, and any vacancy created by such removal shall be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and a director so chosen shall hold office until the next annual meeting and until his or her successor is duly elected and qualified unless sooner displaced.

Section 11. Compensation of Directors. Directors shall be entitled to such reasonable compensation for their services as directors or members of any committee of the board as shall be fixed from time to time by resolution adopted by the board, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending any meeting of the board or any such committee.

ARTICLE IV
OFFICERS

Section 1. Number. The officers of the corporation shall be chosen by the board of directors, which shall include a chief executive officer, a president, a chief financial officer and a secretary, and which may include one or more vice presidents (any one or more of whom may be given an additional designation of rank or function), assistant officers, and such other officers as the board of directors shall deem appropriate. Any number of offices may be held by the same person.

Section 2. Compensation. The salaries of all officers shall be fixed by the board of directors or a committee or officer appointed by the board.

Section 3. Term of Office. Unless otherwise provided by resolution of the board of directors, the principal officers shall be chosen annually by the board at the first meeting of the board following the annual meeting of shareholders of the corporation, or as soon thereafter as is conveniently possible. Subordinate officers may be elected from time to time. Each officer shall serve until his or her successor shall have been chosen and qualified, or until his or her death, resignation or removal.

Section 4. Removal. Any officer may be removed from office at any time, with or without cause, by the board of directors whenever in its judgment the best interest of the corporation will be served thereby.

Section 5. Vacancies. Any vacancy in an office resulting from any cause may be filled by the board of directors.

Section 6. Powers and Duties. The officers shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors. In addition, the following officers shall each have the powers and duties set forth below:

(a) Chief Executive Officer. The chief executive officer shall be the chief executive officer of the corporation and shall, in the absence of the chairman of the board, preside at all meetings of shareholders, and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe. Except where by law the signature of the president is required, the chief executive officer shall possess the same power as the president to sign all certificates representing shares of the corporation and all bonds, mortgages and other contracts requiring a seal, under the seal of the corporation.

(b) President. The president shall, in the absence of the chairman of the board and the chief executive officer, preside at all meetings of shareholders. The president shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required by law to be otherwise signed and executed.

(c) Chief Financial Officer. The chief financial officer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the corporation and shall deposit or cause to be deposited, in the name of the corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by or under authority of the board of directors. The chief financial officer shall keep or cause to be kept full and accurate records of all receipts and disbursements in books of the corporation.

(d) Vice President. In the absence of the president or in the event of the president’s inability or refusal to act, the vice president (or in the event there be more than one vice president, the vice president in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

(e) Secretary. The secretary shall cause minutes of all meetings of the board of directors and shareholders to be recorded and kept and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of shareholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision the secretary shall be. The secretary shall have custody of the corporate seal of the corporation and the secretary, or an assistant secretary, shall have authority to affix the same to the instrument requiring it and when so affixed, it may be attested by the secretary’s signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by such officer’s signature.

(f) Assistant Officers. Any assistant officer of the corporation shall have such duties and authority as the officer such assistant officer assists and, in addition, such other duties and authority as the board of directors or chief executive officer shall from time to time assign.

(g) Other Officers. Any other officer of the corporation shall have such duties and authority as the board of directors or chief executive officer shall from time to time assign.

Section 7. Voting Securities of Corporation. Unless otherwise directed by the board of directors, the chief executive officer shall have full power and authority on behalf of the corporation to attend and to act and vote at any meetings of security holders of corporations in which the corporation may hold securities, and at such meetings shall possess and may exercise any and all rights and powers incident to the ownership of such securities which the corporation might have possessed and exercised if it had been present. The board of directors by resolution from time to time may confer like powers upon any other person or persons.

ARTICLE V
CERTIFICATE

Section 1. Certificates for Shares. Shares of the corporation’s stock may be issued by certificate or issued without certificate as “Book Entry” shares and entered on the books of the corporation and registered as they are issued. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation’s transfer agent shall send the shareholder a written notification of the information required on certificates by applicable law, rule or regulation. Certificates, if issued, shall be in such form as the board of directors may from time to time prescribe.

Section 2. Lost Certificates. The corporation may issue a new certificate or certificates of stock or “Book Entry” shares in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or “Book Entry” shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 3. Transfers.

(a) Transfers of shares of the capital stock of the corporation shall be made only on the books of the corporation by the registered holder thereof, or by his or her duly authorized attorney, or with a transfer clerk or transfer agent appointed as provided in Section 5 of this Article, and, if such shares are represented by a certificate or certificates, on surrender of the certificate or certificates for such shares properly endorsed, or for “Book Entry” shares, upon the presentation proper evidence of authority to transfer by the record holder, and the payment of all taxes thereon.

(b) The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and for all other purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

(c) Shares of capital stock may be transferred by (i) delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by separate written power of attorney to sell, assign and transfer the same, signed by the record holder, thereof, or by his or her duly authorized attorney-in-fact, or (ii) in the case of Book Entry shares, upon receipt of proper transfer instructions from the registered owner of such Book Entry shares, or from a duly authorized agent or attorney. No transfer shall affect the right of the corporation to pay any dividend upon the stock to the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the corporation as herein provided.

(d) The board may, from time to time, make such additional rules and regulations as it may deem expedient, not inconsistent with these bylaws, the articles of incorporation or applicable law, rule or regulation, concerning the issue, transfer and registration of shares of the capital stock of the corporation.

Section 4. Record Date. In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 70 days and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of and to vote at any meeting of shareholders, the record date shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If no record date is fixed for other purposes, the record date shall be at the close of business on the day next preceding the day on which the board of directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the board of directors shall fix a new record date for the adjourned meeting.

Section 5. Transfer Agent and Registrar. The board of directors may appoint one or more transfer agents or one or more transfer clerks and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

ARTICLE VI
GENERAL PROVISIONS

Section 1. Distributions. Distributions upon the capital stock of the corporation, subject to the provisions of the articles of incorporation, if any, may be declared by the board of directors at any regular or special meetings, pursuant to law. Distributions may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the articles of incorporation. Before payment of any distribution, there may be set aside out of any funds of the corporation available for distributions such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing distributions, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 3. Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal” and “Georgia”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. In the event it is inconvenient to use such a seal at any time, the signature of the corporation followed by the word “Seal” enclosed in parentheses shall be deemed the seal of the corporation.

Section 4. Savings Clause. To the extent these bylaws conflict with any provision of any state or federal law as such laws may be amended from time to time, these bylaws shall be construed so as not to conflict with said law, and any discretionary actions made hereunder shall be made in accordance with applicable law.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Indemnification of Directors and Officers. To the fullest extent permitted by law, the corporation shall indemnify, defend and hold harmless any person (an “Indemnified Person”) who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a “Proceeding”) (other than an action or suit by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving in another Corporate Status (as defined below) against all expenses (including, but not limited to, attorneys’ fees and disbursements, court costs and expert witness fees) (collectively, “Expenses”), and against all judgments, fines, penalties and amounts paid in settlement (including any excise tax assessed with respect to an employee benefit plan) (collectively, “Liabilities”) that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding, if he or she acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation, and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. “Corporate Status” describes (a) the status of a person who is or was a director or officer of the corporation or an individual who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, administrator or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, entity, or other enterprise, and (b) a person’s service in connection with an employee benefit plan at the corporation’s request if such person’s duties to the corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

Section 2. Indemnification of Directors and Officers for Derivative Actions. The corporation shall indemnify, defend and hold harmless any Indemnified Person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed Proceeding by or in the right of the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving in another Corporate Status (a)

to the fullest extent permitted by law, against all Expenses that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding, if he or she acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) to the fullest extent permitted by law (including through a determination by a court of competent jurisdiction pursuant to Section 14-2-854 of the Code) against all Expenses and Liabilities that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding.

Section 3. Indemnification Upon Successful Defense on Merits, Etc. Notwithstanding any other provision of this Article VII, to the extent that an Indemnified Person is, by reason of his or her Corporate Status, a party to and is successful on the merits or otherwise in any Proceeding, the Indemnified Person shall be indemnified against Expenses imposed upon or incurred by him or her in connection with the Proceeding, regardless of whether the Indemnified Person has met the standards set forth in the Code or in this Article VII and without any further action or determination by the board of directors of the corporation or otherwise. If an Indemnified Person is not wholly successful in such Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify the Indemnified Person against all Expenses imposed upon or incurred by him or her in connection with each claim, issue or matter with respect to which the Indemnified Person was successful. For the purposes of this Section 3 and without limiting the foregoing, (a) the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, and (b) a decision by any government, regulatory or self-regulatory authority, agency or body not to commence or pursue any investigation, civil or criminal enforcement matter or case or in any civil suit, shall be deemed to be a successful result as to such claim, issue or matter. If an Indemnified Person is entitled under any provision of the Code or this Article VII to indemnification by the corporation for some or a portion of the Expenses or Liabilities imposed upon or incurred by him or her in connection with the investigation, defense, appeal or settlement of a Proceeding covered by this Article VII, but is not entitled to indemnification for the total amount thereof, the corporation shall nevertheless indemnify the Indemnified Person for the portion of such Expenses and Liabilities imposed upon or incurred by him or her to which the Indemnified Person is entitled.

Section 4. Indemnification and Advancement of Expenses for Directors and Officers When Acting as a Witness, Etc. To the fullest extent permitted by law, any Indemnified Person who acts as a witness or other participant in any Proceeding, shall be indemnified by the corporation against all Expenses imposed upon or incurred by the Indemnified Person in connection therewith.

Section 5. Indemnification of Employees and Agents. The board of directors shall have the power to cause the corporation to provide to any person who is or was an employee or agent of the corporation all or any part of the right to indemnification and other rights of the type provided under Sections 1, 2, 3, 4, 7 and 12 of this Article VII (subject to the conditions, limitations, obligations and other provisions specified herein), upon a resolution to that effect identifying such employee or agent (by position or name) and specifying the particular rights provided, which may be different for each employee or agent identified. Each employee or agent of the corporation so identified shall be an “Indemnified Person” for purposes of the provisions of this Article VII.

Section 6. Effectuation of Rights. Sections 1, 2, 3, 4 and 7 of this Article VII are intended to, and shall be deemed to, satisfy the requirements for authorization referred to in Section 14-2-859(a) of the Code or any successor provision and any other requirements of applicable law such that the corporation shall be obligated to the maximum extent possible to provide such indemnification and advancement of Expenses without any further requirements for authorization or action referred to in Sections 14-2-853(c) or 14-2-855(c) of the Code or any successor provision, or otherwise. The corporation shall act in good faith and expeditiously take all actions necessary or appropriate to make available the indemnification, advancement of Expenses and other rights provided for Indemnified Persons in this Article VII, and shall expeditiously take all actions necessary or appropriate to remove any impediments or obstacles to such indemnification, advancement of Expenses and other rights. To the extent any determination of entitlement to indemnification is required for purposes of the Code or this Article VII, at the request of the Indemnified Person, such determination shall be made by Special Legal Counsel (as defined below) proposed by the Indemnified Person and reasonably acceptable to the corporation. In the event of any dispute as to whether an Indemnified Person is entitled to indemnification or advancement of Expenses under the Code or this Article VII, the Indemnified Person shall be entitled to an expeditious and final adjudication in the Business Case Division of the Fulton County Superior Court, State of Georgia (the “Fulton County Business Court”), which the corporation agrees shall be the exclusive venue for any court action to determine whether the Indemnified Person is entitled to such indemnification or advancement of Expenses. The corporation shall seek expedited resolution of the matter and agrees that the Fulton County Business Court may summarily determine the corporation’s obligation to advance Expenses. The corporation irrevocably waives trial by jury with respect to the determination whether an Indemnified Person is entitled to indemnification or advancement of Expenses. If an Indemnified Person, pursuant to this Section 6, seeks a judicial adjudication of his or her rights under this Article VII, the Indemnified Person shall be entitled to recover from the corporation, and shall be indemnified by the corporation against, any and all Expenses actually and reasonably incurred by him of her in such judicial adjudication, but only if he or she prevails therein.

If it shall be determined in such judicial adjudication that the Indemnified Person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the Expenses incurred by the Indemnified Person in connection with such judicial adjudication shall be appropriately prorated. As used in this Section 6, “Special Legal Counsel” means an attorney with an active membership in good standing in the State Bar of Georgia who is experienced in matters of corporate law and neither he or she, nor his or her law firm, presently is, nor in the past five years has been, retained to represent: (i) the corporation or the Indemnified Person in any other matter material to either such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification, provided that the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Indemnified Person in an action to determine the Indemnified Person’s rights under the Code or this Article VII.

Section 7. Advances. Expenses imposed upon or incurred by an Indemnified Person in defending any Proceeding of the kind described in Sections 1, 2 and 3 hereof shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The corporation shall promptly pay the amount of such Expenses to the Indemnified Person, but in no event later than ten days following the Indemnified Person’s delivery to the corporation of a written request for an advance pursuant to this Section 7, together with a reasonable accounting of such expenses; provided, however, that the Indemnified Person shall furnish the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in the Code or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of the corporation, as authorized by paragraph (4) of subsection (b) of Section 14-2- 202 of the Code or any successor provision, and a written undertaking and agreement, executed personally or on his or her behalf, to repay to the corporation any advances made pursuant to this Section 7 if it shall be ultimately determined that the Indemnified Person is not entitled to be indemnified by the corporation for such amounts. The corporation shall make the advances contemplated by this Section 7 regardless of the Indemnified Person’s financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 7 shall be unsecured and interest-free.

Section 8. Non-Exclusivity. Subject to any applicable limitation imposed by the Code or the Articles of Incorporation, the indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under applicable law or any bylaw, resolution or agreement, including as may be approved by the corporation’s shareholders.

Section 9. Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving as a director, officer, trustee, general partner, employee or agent of a Subsidiary or, at the request of the corporation, of any other organization or in any other Corporate Status, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

Section 10. Security. The corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article VII, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article VII, as the board of directors deems appropriate.

Section 11. Amendment. Any amendment to this Article VII that limits or otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, “Post Amendment Events”) occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under this Article VII to the same extent as if such provisions had continued as part of the bylaws of the corporation without such amendment. This Section 11 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person.

Section 12. Agreements. In addition to the rights provided in this Article VII, the corporation shall have the power, upon authorization by the board of directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the corporation indemnification rights substantially similar to, or greater than, those provided in this Article VII.

Section 13. Continuing Benefits. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the spouse, heirs, devisees, executors, administrators and other legal representatives of such a person.

Section 14. Successors. For purposes of this Article VII, the terms “the corporation” or “this corporation” shall include any corporation, joint venture, trust, partnership or unincorporated business association that is the successor to all or substantially all of the business or assets of this corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the persons indemnified under this Article VII on the same terms and conditions and to the same extent as this corporation.

Section 15. Severability. Each of the sections of this Article VII, and each of the clauses set forth herein, shall be deemed separate and independent, and should any part of any such section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any other separate section or clause of this Article VII that is not declared invalid or unenforceable. If any section, clause or part of this Article VII is determined to be invalid or unenforceable, the corporation in good faith shall expeditiously take all necessary or appropriate action to provide the Indemnified Persons with rights under this Article VII (including with respect to indemnification, advancement of Expenses and other rights) that effect the original intent of this Article VII as closely as possible.

Section 16. Additional Indemnification. In addition to the specific indemnification rights set forth herein, the corporation shall indemnify each of its directors and officers and advance expenses to its directors and officers to the full extent permitted by action of the board of directors without shareholder approval under the Code or other laws of the State of Georgia as in effect from time to time.
ARTICLE VIII
AMENDMENTS

The board of directors shall have power to alter, amend or repeal the bylaws by majority vote of all of the directors, but any bylaws adopted by the board of directors may be altered, amended or repealed and new bylaws adopted, by the shareholders by majority vote of all of the shares having voting power.

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